Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Maris-Tech Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share	(1)	Other	1,500,000	$1.01	$1,515,000.00	0.0001381	$209.22

Total Offering Amounts:						$1,515,000.00		209.22
Total Fee Offsets:								0.00
Net Fee Due:								$209.22

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

Represents ordinary shares issuable upon stock options or other awards to be granted pursuant to the Maris-Tech Ltd. Amended and Restated 2021 Equity Incentive Plan.

The fee is based on the number of ordinary shares which may be issued under the plan this registration statement relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of Maris-Tech Ltd.'s ordinary shares as reported on the Nasdaq Capital Market on July 6, 2026.